Exhibit 10.26

CONTRACT

No. P383048YA
Date: May 23, 2007

The Buyers:    Zhejiang Yuhui Solar Energy Source Co. Ltd.

Address: Baoqun Road, Yaozhuangzhen Industrial Zone, Jiashan, Zhejiang, China

Tel: ++85-573-477 3059                        Fax: ++86573-477 3063                        Post Code: 314117

The Sellers:    HCT SHAPING SYSTEMS SA.

Address: Route de Geneve 42, 1033 Cheseaux, Switzerland

Tel: ++41-21-731 9100 Fax: ++41-21-731 9101

This Contract is made by and between the buyers and the Sellers whereby the Buyers agree to buy and the Sellers agree to sell the goods according to the terms and conditions stipulated hereunder:

1.

Item	Goods Specifications	Unit	Qty	Unit Price	Total Amount
1.	HCT wire saw E500SD-B/5	Sets	18	940,000.00	16,920,000.00

2.	HCT wire saw SQUARER	Sets	16	862,000.00	13,792,000.00

	Details as per appendix	Total Contract Value (USD)			30,712,000.00

Total Contract Value: USD CIP Shanghai, China U.S. DOLLARS THIRTY MILLION SEVEN HUNDRED TWELVE THOUSAND ONLY

Prices in this contract are valid for the ordered quantities stated above. Any reduction in ordered quantities will be subject to price revision.

2.	COUNTRY OF ORIGIN AND MANUFACTURER: HCT SHAPING SYSTEMS SA, Switzerland

3.	Main machine will be packed in steel frame and plastic cover suitable for air transportation. Goods other than the main machine will be packed in wooden boxes. The wooden packaging materials shall be prepared and stamped in accordance with ISPM #15 (International Standards on Phytosanitary Measures issued by the International Plant Protection Council IPPC), in place of the Certificate of Wood Fumigation issued by the local government authorities.

During the shipment transit time, the goods must be stored indoors or with proper shelter against rain and humidity.

The Sellers shall be liable for any damage to the commodity and expenses incurred on account of improper packaging and for any rust attributable to inadequate or improper protective measures taken by the Sellers in regard to the packing.

4.	SHIPPING MARK: The Sellers shall mark on each package with fadeless paint the package number, gross weight, net weight, measurements and the wording: “Keep away from moisture” “Handle with care” “This side up” ¡and the shipping mark:

P383048YA

SHANGHAI / CHINA

5.	TIME OF SHIPMENT

Details as per the appendix II and it is subject to the advance payment being remitted on time. Any delay in advance payment date may delay shipment date.

6.	PORT OF SHIPMENT: Swiss airport, Switzerland

7.	PORT OF DESTINATION: Shanghai airport, China

8.	INSURANCE: To be covered by the Sellers.

9.	PAYMENT:

a)	20% by T/T:

i.	20% advance payment of the value of 12x E500SD-B/5 and 16x SQUARER total USD5,014,400.00 of advance payment shall be made by T/T directly deposited to the Sellers’ bank account in Switzerland before June 3, 2007. The Sellers shall furnish the Buyers invoice and bank guarantee prior to the advance payment to be made by the Buyers.

ii.	20% advance payment of the value of remaining 6x E500SD-B/5 total USD1,128,000.00 of advance payment shall be made by T/T directly deposited to the Sellers’ bank account in Switzerland before June 20, 2007. The Sellers shall furnish the Buyers invoice and bank guarantee prior to the advance payment to be made by the Buyers.

Advance payment shall be effected by T/T directly deposited to the Sellers’ bank account in Switzerland. The Sellers shall furnish the Buyers invoice and bank guarantee prior to the advance payment to be made by the Buyers.

The Sellers bank account:

UBS SA Lausanne, 243-FS101770.2

IBAN CHI3 0024 3243 FS10 1770 2

BIC UBSWCHZH80A

b)	The advance payment is due according to contract terms and conditions. Otherwise, the Seller reserves the right to revise the contract value according to the Swiss Francs prevailing exchange rate.

c)	30 days before the delivery date, the Buyers shall remit immediately 75% of contract value via T/T directly deposited to the Sellers’ bank account in Switzerland on presentation of invoice issued by the Sellers. This payment is a necessary pre-requisite for machine delivery.

d)	Within 5 days at sight of machine acceptance protocol, the Buyers shall remit immediately 5% of contract value via T/T directly deposited to the Sellers’ bank account in Switzerland.

e)	If the final machine acceptance at the Buyers’ site does not take place within 60 days following the arrival of machine at the entry port/airport of destination through no fault of Sellers, the final 5% of payment shall become payable immediately.

f)	All the bank charges incurred inside China shall be borne by the Buyers and the bank charges incurred outside China shall be borne by the Sellers.

10.	DOCUMENTS:

a)	Full set of Airway bills showing “Freight Prepaid” and consigned to the party as instructed in the aforesaid L/C

b)	Manually Signed Commercial invoice in 3 originals indicating the Contract number and shipping mark and made out in details as per the Contract

c)	Certificate(s) of origin of the goods issued by the Sellers

d)	Packing list/Weight Memo in 3 originals issued. by the Sellers

e)	Certificate of Quality and Quantity in one copy issued by the Sellers

f)	Full set of Insurance Certificate for 110% of the invoice value, showing claims payable in People’s Republic of China, in currency of the draft, blank endorsed, covering All Risks

g)	Copy of shipping advice to the Buyers

h)	For final 10% payment, a signed copy of machine test acceptance certificate

11.	SHIPMENT:

CIP Terms (Airfreight): CIP

The Sellers shall contract on usual terms at his own expenses for the carriage of the goods to the agreed point at the named place of destination and bear all risks and expenses until the goods have been delivered to the first carrier.

12.	SHIPPING ADVICE:

The Sellers shall within 2 working days after the shipment of the goods, advise the shipping department of the Buyers by fax of Contract No., goods name, quantity, value, invoiced value, invoice No., gross weight, air waybill No., flight No., etc.

13.	GUARANTEE OF QUALITY:

The Sellers guarantees that the commodity hereof is made of the best materials with first class workmanship brand new and unused, and complies in all respects with quality and specifications stipulated in the Contract. The guarantee period shall be 15 months counting from the date on which the commodity arrives at the port of destination or 12 months after the machine acceptance test is passed, whichever comes first.

In case of defectives judged according to the quality standard agreed by both the Buyers and the Sellers, following article 14 shall be observed.

14.	CLAIMS:

Within 90 days after the arrival of the goods at destination, should the quality, specification or quantity be found not in conformity with, the stipulations of the Contract except those claims for which the insurance company or the owners of the airfreight are liable, the Buyers, on the strength of the Inspection Certificate issued by the China Entry-Exit Inspection and Quarantine Bureau, have the right to claim for replacement with new goods, or for compensation, and all the expenses (such as inspection charges, freight for returning the goods and sending the replacement, insurance premium, storage and loading and unloading charges, etc.) shall be borne by the Sellers. As regards to the quality, the Sellers guarantee that if, within 12 months from the date of arrival of the goods at destination, damages occur in the course of operation by reason of inferior quality, bad workmanship or the use of inferior materials, the Buyers shall immediately notify the Sellers in writing and put forward a claim supported by Inspection Certificate. issued by the China Entry-Exit Inspection and Quarantine Bureau. The Certificate so issued shall be accepted as the base of a claim. The Sellers, in accordance with the Buyers’ claim shall be responsible for the immediate elimination of the defect(s). Where necessary, the Buyers shall be at liberty to eliminate the defect(s) themselves at the Sellers’ expenses. If the Sellers fail to answer the Buyers within one month after receipt of the aforesaid claim, the claim shall be reckoned as having been accepted by the Sellers.

15.	FORCE MAJEURE:

The Sellers shall not be held responsible for the delay in shipment or non-delivery of the goods due to Force Majeure, such as war, serious fire, flood, typhoon and earthquake, strike or other events agreed upon between both parties, which might occur during the process of manufacturing or in the course of loading or transit. The Sellers shall advise the Buyers for their acceptance a certificate .of the accident mentioned above and within fourteen days thereafter, shall send by airmail to the Buyers for their acceptance a certificate of the accident issued by the Competent Government Authorities, Where the accident occurs as evidence thereof. Under such circumstances the Sellers, however, are still under the obligation to take all necessary measures to hasten the delivery of the goods. In case the accident lasts for more than 10 weeks, the Buyers shall have the right to cancel this Contract.

16.	LATE DELIVERY AND PENALTY

Should the Sellers fail to make delivery on time as stipulated in this Contract, with exception of Force Majeure specified in Clause 15 of this contract, the Buyers shall agree to postpone the delivery on condition that the Sellers agree to pay a penalty, which shall be deducted by the paying bank from the payment. The penalty, however, shall not exceed 5% of the total value of the goods involved in the late delivery. The rate of penalty is charged at 0.5% for every seven days, odd days less than seven days shall be counted as seven days. In case the Sellers fail to make delivery six weeks later than the time of shipment stipulated in this Contract, the Buyers shall have the right to cancel this Contract.

17.	ARBITRATION

All disputes with this Contract or the execution thereof shall be settled friendly through negotiations. In case no settlement can be reached, the case may then be submitted for arbitration to the China International Economics and Trade Arbitration Commission in accordance with the Rules of Arbitration promulgated by the said Arbitration Commission. The Arbitration shall take place in Shanghai and the decision of the Arbitration Commission shall be final and binding upon both parties; neither party shall seek recourse to a law court nor other authorities to appeal for revision of the decision. Arbitration fee shall be borne by the losing party.

18.	SPECIAL PROVISIONS:

a)	Upon the Buyers’ request, the English version of this contract is translated into Chinese language for reference only. Shall there be any contradictions found in the Chinese translation versus the English version, the original English version shall prevail.

b)	All appendixes to the Contract shall form an integral part of the Contract and have the same effectiveness as the Contract. IN WITNESS THEREOF, both parties signed this Contract in three original copies, each party holds one copy.

The Buyers: /s/	The Sellers: /s/ May 23, 2007
ZHEJIANG YUHUI SOLAR	HCT SHAPING SYSTEMS SA
ENERGY SOURCE CO., LTD

Appendix I to Contract No. P383048YA dated May 23, 2007

No. P383048YA (5/23/2007)

Pos	Description	Qty
101	HCT wire saw model E500SD-B/5 E500SD-B/5	18 sets

Basic configuration including

One wire saw machine 3x 400V 50 Hz

Side-by-side double ingots table (replaced standard table)

One slurry tank with pump(s) and mixer

Slurry flow and density measurement unit(s)

One set of wire guides, coated and grooved

One disposal wire spool shaft adapter

One take-up spool and its shaft adapter

One set of ingot holder(s) with gluing plate(s)

Operating software for Window XP with menu in Chinese

Complete set of machine documentation

One set of standard metric tools

One set of special HCT tools

200	Modern for connection to remote computer Machine options (additional to POS 101):

201	Set of machine consumables for the start up en site	18 sets

203	Power supply failure protection for wire saw	18 sets

204	Auto transformer or stepping up to 400V	18 sets

207	Quick release hydraulic take up spool	18 sets

208	Side-by-side double ingots table (replaced standard table)	18 sets

209	High load feature (2x 61 kw, 140kw cooling, 550L tank, BB cooling)	18 sets

212	Metallic filter system	18 sets

500	Options for production

501	Set of wire guides standard Ø300	36 sets

505	Ingot holder (per piece)	72 pcs

506	Gluing plate (per piece)	144 pcs

Pos	Description	Qty
101	HCT wire saw model SQUARER	16 sets

Basic configuration including

One wire saw machine (4i). 3x 400V 50 Hz

One slurry tank with pump(s) and mixer

Slurry flow and density measurement unit(s)

One set of wire guides, coated and grooved

One disposal wire spool shaft adapter

One take-up spool and its shaft adapter

One set of ingot holder(s) with gluing plate(s)

Operating software for Window NT with menu in Chinese NT

Complete set of machine documentation

One set of standard metric tools

One set of special HCT tools

Modem for connection to remote computer

200	Machine options (additional price to POS 101):

201	Set of machine consumables for the start up on site	16 sets

203	Power supply failure protection	16 sets

204	Auto transformer for stepping up to 400V	16 sets

Options for Squarer:

210	Magnetic table and automatic alignment for mono ingot squaring	7 sets

5004	Gluing plate for multi crystalline brick 840x840mm	9 sets

505	Gluing plate for 6" mono ingot squaring (per piece)	100 pcs

505	Gluing plate for 8" mono ingot squaring (per piece)	48 pcs

506	Centering frame for 6" mono ingot squaring	4 sets

506	Centering frame for 8" mono ingot squaring	3 sets

614	Gluing station for round ingot (mono)	7 sets

500	Options for production:

501	Set of wire guides standard Ø300 (6" mono ingot)	8 sets

501	Set of wire guides standard Ø300 (8" mono ingot)	6 sets

501	Set of wire guides standard Ø300 (156x156 multi)	18 sets

503	Take up spool type HCT 63	16 pcs

Remarks:

1.	Machine Installation in China

One month before the equipment delivery, the Sellers shall inform the Buyers the schedule of machine commissioning. In case of scheduled service suspended due to the Buyers’ reasons, the Sellers shall inform the Buyers next available date of installation. The machine commissioning will be handled by the Chinese engineers and includes equipment installation, machine acceptance test and training to the Buyers’ personnel. The duration of stay will be seven (7) man-days per machine. All costs are borne by the Sellers except the local transportation between hotel and the work site.

2.	Machine Acceptance Test at the Buyer’s Site

After the machine is installed and trial runs are made, the Sellers’ engineer shall carry out one cut for the machine acceptance test according to one of the following conditions. Both representatives shall sign the machine acceptance protocol if all conditions have been fulfilled. Details as per appendix No 3

3.	Options for the Buyers

The Buyers reserves the right to cancel the ordered last 6 units of E500SD-B/5 of this Contract. The Buyers shall inform the Sellers in writing before June 10, 2007.

Appendix II to Contract No. P383048YA dated May 23, 2007

No. P383048YA (5/23/2007)

Delivery Schedule

Shipment	Machine Type	Ex-works
1.	1 × SQUARER for mono	10/30/2007

2.	3 × SQUARER for multi	3/31/2008

3.	2 × SQUARER for mono	5/31/2008

4.	3 × SQUARER for mono	6/30/2008

5.	3 × E500SD-B/5 1 × SQUARER for mono 3 × SQUARER for multi	7/31/2008

6.	3 (+ 1) × E500SD-B/5 3 × SQUARER for multi	8/31/2008

7.	6 (+5) × E500SD-B/5	9/30/2008

(…)	are quantities in option